                                 EXHIBIT (99)-1


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                                                                  EXHIBIT (99)-1

                              FOR IMMEDIATE RELEASE

      THE BANC CORPORATION ANNOUNCES RECORD FIRST QUARTER EARNINGS UP 38%;
                  INCREASES 2002 NET INCOME PROJECTIONS 16%-20%

         BIRMINGHAM, ALABAMA; APRIL 22, 2002: The Banc Corporation (NASDAQ-NMS:
TBNC) today announced record earnings for the first quarter of 2002. Net income increased 38.4% to $2.2 million, or $.15 per share on both a basic and diluted basis from $1.6 million or $.11 per share for the first quarter of 2001. Net income increased primarily as a result of a significant improvement in net interest margin which increased to 3.99% for the first quarter of 2002 from 3.83% for both the year ended December 31, 2001 and the first quarter of 2001. As a result, net interest income increased 23.3% during the first quarter of 2002 to $11.4 million from $9.2 million in the first quarter of 2001. Non-interest income for the first quarter of 2002 was $2.8 million, an increase of 23.7% from $2.2 million during the first quarter of 2001. The increase in non-interest income included increased deposit service charges, credit life premiums and mortgage banking income.

         "We turned an important corner during the fourth quarter of 2001 and the first quarter of 2002," said James A. Taylor, Chairman and Chief Executive Officer of The Banc Corporation. "While we have focused on earnings since our inception and have earned over $12 million in net income since our initial public offering in December of 1998, we have primarily been in an asset growth phase. As we enter 2002, increased earnings and net income growth have become our central focus. Our $2,186,000 of net income for the first quarter of 2002 is 50% of the net income of our highest earning year ever. We will continue to focus on increasing both our net interest income and non-interest income. Earnings in 2002 should be further enhanced by the overall leveraging of the $19.3 million in new equity we raised in March. We are extremely proud of our management team, our Presidents and all of our employees for their hard work. Their tireless efforts and the teamwork they exhibited are apparent not only in our earnings but in our asset quality, as well."

         In discussing The Banc Corporation's Florida franchise, Mr. Taylor added, "We completed the acquisition of CF Bancshares in Florida during February and now have thirteen


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branches in seven contiguous Florida counties, and a fourteenth branch is under construction. We will continue to look for other growth opportunities in the panhandle of Florida. As a result of the CF Bancshares acquisition and our projected internal growth, we hope to have more than $500 million in assets in Florida by the end of this year."

         David Carter, Chief Financial Officer of The Banc Corporation described The Banc Corporation's continued earnings trends for the remainder of 2002 as positive. "We believe that The Banc Corporation's net income will continue to increase on a quarterly basis for the balance of 2002 and 2003. Based on first quarter performance, we expect our net income for 2002 to exceed current public estimates of $7.9 million by $1.3 million to $1.6 million. On an earnings per share basis, we hope to earn $.54 to $.56 for the year. Our basic earnings per share for the first quarter of 2002 were calculated on weighted average shares outstanding of 14,583,000. The 3,450,000 shares issued in the secondary offering in March 2002 will increase basic weighted average shares outstanding at December 31, 2002 to approximately 16,940,000 shares."

         The allowance for loan losses as a percentage of total loans at March 31, 2002 was 1.24%. Non-performing loans decreased $1.4 million to $11.0 million, or .98% of total loans as of March 31, 2002 from $12.4 million, or 1.24%, as of December 31, 2001. The allowance for loan losses to non-performing loans increased to 126.1% at March 31, 2002 from 101.0% at December 31, 2001. As of March 31, 2002, total loans past due greater than 30 days decreased $7.5 million to $8.2 million, or .73% of total loans, from $15.7 million, or 1.57% of total loans, at December 31, 2001.

         The Banc Corporation's efficiency ratio improved to 69.0% for the first quarter of 2002 from 73.3% for the first quarter of 2001 and 77.2% for the year ended December 31, 2001. With the combination of enhanced operating efficiencies and increasing non-interest income, greater efficiencies are expected. The guaranteed preferred beneficial interest in The Banc Corporation's subordinated debentures (trust preferred securities) has been reclassified as long-term debt in the March 31, 2001 and December 31, 2001 consolidated statements of financial condition to conform to the March 31, 2002 presentation. Consequently, the distributions related to the trust preferred securities of $398,000 for the first quarter of 2001 and $2.2 million for the


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year 2001 have been reclassified as interest expense in the respective consolidated statements of income.

         At March 31, 2002, The Banc Corporation had total assets of $1.3 billion compared with $1.2 billion at December 31, 2001, and $1.1 billion at March 31, 2001, an increase of 10.1% and 16.3%, respectively. Loans increased 11.6% to $1.1 billion at March 31, 2002 from $999.2 million at December 31, 2001. Deposits increased 8.9% to $1.0 billion at March 31, 2002 from $952.2 million at December 31, 2001. Stockholders' equity for The Banc Corporation increased to $98.7 million, or $5.57 per share at March 31, 2002 from $76.9 million, or $5.41 per share at December 31, 2001.

         The purchase of CF Bancshares on February 15, 2002 increased total assets approximately $100.0 million, total loans approximately $88.0 million and total deposits approximately $77.0 million. The Banc Corporation also completed the sale of 3,450,000 shares of its common stock during the first quarter of 2002 and realized net proceeds of $19.3 million upon completion of the offering. A portion of the proceeds from the offering was used to repay $14.0 million of outstanding debt incurred in the acquisition of CF Bancshares, Inc. The remaining $5.3 million will be used for general corporate purposes and working capital positioning The Banc Corporation for future growth.

         The Banc Corporation is a $1.3 billion financial holding company headquartered in Birmingham, Alabama. The principal subsidiary of The Banc Corporation is The Bank, an Alabama commercial banking organization headquartered in Birmingham, Alabama. The Bank currently has a total of thirty-four locations, twenty-one locations throughout the state of Alabama, and thirteen locations along Florida's emerald coast and panhandle. Seven of the Florida branches, covering the markets from Destin to Panama City, operate under the name of Emerald Coast Bank, a Division of The Bank.

         Statements in this document that are not historical facts are hereby identified as "forward looking statements" for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. The Banc Corporation cautions that such "forward looking statements," wherever they occur in this document or in


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other statements attributable to The Banc Corporation are necessarily estimates reflecting the best judgment of The Banc Corporation's senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the "forward looking statements." Such "forward looking statements" should, therefore, be considered in light of various important factors set forth from time to time in The Banc Corporation's reports and registration statements filed with the SEC.

         The Banc Corporation disclaims any intent or obligation to update "forward looking statements."

         Management of The Banc Corporation will host its first quarter earnings conference call tomorrow, April 23 at 10:00 a.m. Eastern Standard Time (9:00 a.m. Central Standard Time). The toll free dial-in number for the call is 1-(800) 634-1570. The international dial-in number is (212) 346-7465. Please indicate that you wish to be connected to The Banc Corporation's conference call when calling in. A live webcast of the conference call is also available over the Internet by accessing http://www.vcall.com/EventPage.asp?ID=81220. A replay of the call will be available until April 30, 2002 by dialing either 1-(800) 633-8284 or (858) 812-6440 and entering reservation number 20526540.

         More information on The Banc Corporation and its subsidiaries may be obtained over the Internet, http://www.thebankmybank.com or by calling 1-877-326-BANK (2265).

FOR MORE INFORMATION CONTACT:

THE BANC CORPORATION - DAVID R. CARTER, Executive Vice President and Chief Financial Officer, Phone (205) 327-3503; Fax (205) 327-3537

MEDIA CONTACT: STEVE FRANKEL, The Abernathy MacGregor Group, Telephone (212) 371-5999


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

                              THE BANC CORPORATION
                       SUMMARY CONSOLIDATED FINANCIAL DATA
                  (Dollars in thousands, except per share data)

                                                                                          At or For the Period Ended
                                                                          -------------------------------------------------------
                                                                                       March 31,
                                                                          ----------------------------------         December 31,
                                                                               2002                2001                 2001
                                                                          -------------        -------------        -------------
SELECTED STATEMENT OF FINANCIAL CONDITION DATA:
Total assets                                                              $   1,328,735        $   1,142,483        $   1,206,405
Loans, net of unearned income                                                 1,115,494              854,568              999,156
Allowance for loan losses                                                        13,844                9,551               12,546
Investment securities                                                            55,237              113,223               68,847
Deposits                                                                      1,036,760              900,195              952,235
Advances from FHLB and notes payable                                            150,950              136,100              135,900
Guaranteed preferred beneficial interest in the Corporation's
  subordinated debentures(trust preferred securities)(7)                         31,000               15,000               31,000
Stockholders' Equity                                                             98,660               76,962               76,853

SELECTED STATEMENT OF INCOME DATA:
Interest income                                                           $      21,781        $      22,561        $      90,351
Interest expense(5)                                                              10,389               13,323               50,518
                                                                          -------------        -------------        -------------
     Net interest income(5)                                                      11,392                9,238               39,833
Provision for loan losses                                                         1,115                  795                7,454
Noninterest income                                                                2,758                2,230                9,773
Noninterest expense                                                               9,797                8,466               38,497
                                                                          -------------        -------------        -------------
    Income before income taxes                                                    3,238                2,207                3,655
Income tax expense                                                                1,052                  628                  966
                                                                          -------------        -------------        -------------
    Net income                                                            $       2,186        $       1,579        $       2,689
                                                                          =============        =============        =============

PER SHARE DATA:
Net income - basic                                                        $        0.15        $        0.11        $        0.19
           - diluted                                                               0.15                 0.11                 0.19
Weighted average shares outstanding - basic                                      14,583               14,345               14,272
Weighted average shares outstanding - diluted                                    14,613               14,347               14,302
Book value at period end                                                           5.57                 5.37                 5.41
Tangible book value per share                                                      4.81                 4.91                 4.98
Common shares outstanding at period end                                          17,706               14,345               14,217

PERFORMANCE RATIOS AND OTHER DATA:
Return on average assets(1)                                                        0.69%                0.59%                0.23%
Return on average stockholders' equity(1)                                         11.23                 8.43                 3.53
Net interest margin(1)(2)(3)(5)                                                    3.99                 3.83                 3.83
Net interest spread(1)(3)(4)(5)                                                    3.76                 3.44                 3.43
Noninterest income to average assets(1)                                            0.88                 0.83                 0.85
Noninterest expense to average assets(1)(5)                                        3.11                 3.14                 3.34
Efficiency ratio (5)(6)                                                           69.00                73.25                77.22
Average loan to average deposit ratio                                            106.38                97.30               100.40
Average interest-earning assets to average
   interest bearing liabilities(7)                                               106.45               107.01               108.26

ASSETS QUALITY RATIOS:
Allowance for loan losses to nonperforming loans                                 126.07%               96.60%              100.99%
Allowance for loan losses to loans, net of unearned
     income                                                                        1.24                 1.12                 1.26
Nonperforming loans to loans, net of unearned
     income                                                                        0.98                 1.16                 1.24
Nonaccrual loans to loans, net of unearned
     income                                                                        0.90                 1.05                 0.79
Net loan charge-offs to average loans(1)                                           0.33                 0.10                 0.42
Net loan charge-offs as a percentage of:
   Provision for loan losses                                                      78.48                25.53                51.88
   Allowance for loan losses(1)                                                   25.63                 8.62                30.82


(1)-Annualized for three-month periods ended March 31, 2002 and 2001.

(2)-Net interest income divided by average earning assets.

(3)-Calculated on a tax equivalent basis.

(4)-Yield on average interest earning assets less rate on average interest bearing liabilities.

(5)-Distributions of $398,000 and $2,159,000 paid on the trust preferred securities have been reclassified as interest expense in the statements of income for the periods ended March 31, 2001 and December 31, 2001, respectively to conform to the March 31, 2002 presentation.

(6)-Efficiency ratio is calculated by dividing noninterest expense by noninterest income plus net interest income on a fully tax equivalent basis.

(7)-Trust preferred securities have been reclassified as long-term debt in the March 31, 2001 and December 31, 2001, statements of financial condition to conform to the March 31, 2002 presentation.

                      THE BANC CORPORATION AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                             (DOLLARS IN THOUSANDS)

                                                                                                          As of
                                                                                                 MARCH 31,              DECEMBER 31,
                                                                                           2002            2001            2001
                                                                                        (UNAUDITED)    (UNAUDITED)
ASSETS
Cash and due from banks                                                                 $   37,018      $   36,780      $   31,682
Interest bearing deposits in other banks                                                       495           5,548             495
Federal funds sold                                                                          21,500          44,010          20,000
Investment securities available for sale                                                    55,237         113,223          68,847
Mortgage loans held for sale                                                                 2,050           7,785           1,131
Loans, net of unearned income                                                            1,115,494         854,568         999,156
Less: Allowance for loan losses                                                            (13,844)         (9,551)        (12,546)
        Net loans                                                                        1,101,650         845,017         986,610
Premises and equipment, net                                                                 52,237          44,089          47,829
Accrued interest receivable                                                                  7,162           9,037           7,562
Stock in FHLB and Federal Reserve Bank                                                       9,318           8,250           8,505
Other assets                                                                                42,068          28,744          33,744

        TOTAL ASSETS                                                                    $1,328,735      $1,142,483      $1,206,405

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits
   Noninterest-bearing                                                                  $  106,621      $   94,263      $   94,655
   Interest-bearing                                                                        930,139         805,932         857,580
       TOTAL DEPOSITS                                                                    1,036,760         900,195         952,235

Advances from FHLB                                                                         150,950         136,100         135,900
Other borrowed funds                                                                         1,433             869             813
Note payable                                                                                    --           5,000              --
Guaranteed preferred beneficial interests in the Corporation's
  subordinated debentures (trust preferred securities)                                      31,000          15,000          31,000
Accrued expenses and other liabilities                                                       9,932           8,357           9,604
        TOTAL LIABILITIES                                                                1,230,075       1,065,521       1,129,552

Stockholders' Equity
  Preferred stock, par value $.001 per share; authorized 5,000,000 shares;
     shares issued -0-                                                                          --              --              --
   Common stock, par value $.001 per share; authorized 25,000,000 shares;
      shares issued 17,845,420 and 14,385,021, respectively;
      outstanding 17,706,342, 14,345,021 and 14,217,371, respectively                           18              14              14
   Surplus                                                                                  67,149          47,756          47,756
   Retained Earnings                                                                        32,515          29,218          30,329
   Accumulated other comprehensive income (loss)                                              (243)            184            (322)
   Treasury stock, at cost - 139,078, 40,000 and 167,650 shares, respectively                 (779)           (210)           (924)
        TOTAL STOCKHOLDERS' EQUITY                                                          98,660          76,962          76,853

        TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                      $1,328,735      $1,142,483      $1,206,405

                      THE BANC CORPORATION AND SUBSIDIARIES
                        Consolidated Statements of Income
                  (Amounts In Thousands, Except Per Share Data)

                                                                                      Three Months Ended              Year Ended
                                                                                           March 31,                 December 31,
                                                                                     2002             2001               2001
                                                                                  (UNAUDITED)      (UNAUDITED)
INTEREST INCOME
Interest and fees on loans                                                         $ 20,835          $ 20,281          $ 83,207
Interest on investment securities
  Taxable                                                                               648             1,457             4,736
  Exempt from Federal income tax                                                         94               174               476
Interest on federal funds sold                                                           87               462             1,310
Interest and dividends on other investments                                             117               187               622

   Total interest income                                                             21,781            22,561            90,351

INTEREST EXPENSE
Interest on deposits                                                                  7,622            11,060            40,525
Interest on other borrowed funds                                                      2,120             1,865             7,834
Interest on guaranteed preferred beneficial interest in the
  Corporation's subordinated debentures (trust preferred securities)                    647               398             2,159

  Total interest expense                                                             10,389            13,323            50,518

    NET INTEREST INCOME                                                              11,392             9,238            39,833

Provision for loan losses                                                             1,115               795             7,454

    NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES                              10,277             8,443            32,379

Service charges and fees                                                              1,196             1,030             4,102
Mortgage banking income                                                                 714               352             1,692
Securities gains                                                                         --                37             1,383
Other                                                                                   848               811             2,596

    TOTAL NONINTEREST INCOME                                                          2,758             2,230             9,773

NONINTEREST EXPENSES
Salaries and employee benefits                                                        5,552             4,593            19,451
Occupancy, furniture and equipment expense                                            1,804             1,726             6,864
Other                                                                                 2,441             2,147            12,182

    TOTAL NONINTEREST EXPENSES                                                        9,797             8,466            38,497

        Income before income taxes                                                    3,238             2,207             3,655

INCOME TAX EXPENSE                                                                    1,052               628               966

        NET INCOME                                                                 $  2,186          $  1,579          $  2,689

BASIC AND DILUTED NET INCOME PER SHARE                                             $   0.15          $   0.11          $   0.19

AVERAGE COMMON SHARES OUTSTANDING                                                    14,583            14,345            14,272
AVERAGE COMMON SHARES OUTSTANDING, ASSUMING DILUTION                                 14,613            14,347            14,302